Exhibit 10.13

Axcan Intermediate Holdings Inc.
22 Inverness Center Parkway
Suite 310
AXCAN PHARMA	Birmingham, AL 35242 USA

Tel.: (205) 991-8085
1-800-815-4393
Fax: (205) 991-0639

www.excan.com

February 17, 2011

PERSONAL & CONFIDENTIAL.

Jean-Louis Anspach

3225 Beechwood Drive

Marietta, GA 30067

Dear Jean-Louis:

We are pleased to make you this offer to join Axcan Intermediate Holdings, Inc. (“Axcan”) and our Combined Companies (Axcan and Eurand N.V and Eurand Pharmaceuticals, Inc.) in the position of President, International Specialty Pharmaceuticals, effective February 21, 2011. As a member of our Senior Management Team you will be reporting to me.

As President, International Specialty Pharmaceuticals, you will be responsible for building Axcan’s business in the European Union and other select markets, including the Canadian market. You will be accountable for planning, directing and controlling all activities, policies and developments of Axcan’s International Specialty Pharmaceutical business. Additionally, you will actively participate in creating and implementing growth strategies and personnel activities for this area of our business in order to meet corporate revenue and profit objectives. Further, you will be responsible for Axcan’s Global Strategic Marketing function, and perform any other duties and responsibilities that are consistent with your position and as may reasonably be assigned by the Axcan from time to time.

In this position, your annual base salary will be $341,250 U.S. or 252,388 Euros and will be reviewed annually thereafter, in accordance with the policies of the Company at the end of each fiscal year which ends September 30. You will also participate in Axcan’s Short-Term Incentive Plan, prorated for FY 2011 based on the length of time in the position. Your target bonus is 45% of your annual base salary. Bonuses are earned; not guaranteed, and are based on corporate and individual performance as well as the individual’s compliance with Company policies.

In accordance with the Retention Plan Agreement dated September 20, 2010, and the First Amendment to the Retention Plan Agreement dated November 28, 2010 (together, the “Retention Agreement and Amendment”), you will receive a cash payment of $295,750, representing 25% of the “Retention Payment” and the “Additional Payment” under the Retention Agreement and Amendment, as soon as administratively possible following the “Closing Date” of February 11, 2011. Additionally, following the six-month anniversary of the Closing Date, you will receive a one-time cash payment of $159,250. Please note that, except as provided below, this payment is subject to “your continued employment with Axcan and represents the final payment under the Retention Plan Agreement and Amendment. If your employment is terminated by Axcan other than for Cause (as such term is defined in the Retention Agreement and Amendment) prior to your receipt of this payment, you will be entitled to receive $159,200 in cash “on the next regular payroll date immediately following the date of termination.

You will also participate in Axcan’s Long-Term Incentive Plan. Under this program, you will be eligible to receive a one-time grant of 200,000 options (at an exercise price of $10) to purchase shares of our parent company, Axcan Holdings Inc. A copy of the Long-Term Incentive Plan, and the award agreement that will govern your grant, will be provided. Subject to Board approval, these options will be awarded as soon as reasonably possible following your acceptance of this offer, in compliance with the Company policy related to equity grants.

As you may know, many of the Senior Management and Leadership Team members have invested in our business by purchasing shares of our parent company. We are providing an opportunity for you to purchase up to 29,640 Shares from Axcan Holdings Inc. for an aggregate investment of $296,400 U.S., subject to your executing a subscription agreement and the Management Stockholders’ Agreement which will be provided to you. It is expected that all members of the Management Team will take advantage of this opportunity and make an investment in the parent company.

Further details of the Long-Term Incentive Plan and the opportunity to invest in shares will be provided to you separately upon acceptance of this offer.

You will be entitled to participate in benefit programs currently offered to you and any benefit programs and perquisites of Axcan which are generally made available to other Senior Management employees of Axcan. This includes a company car or car allowance of $10,200 U.S. per year.

Initially, you will work in the United States in one of the Company’s facilities for 12-18 months. You will be expected to relocate to Axcan’s European office (location to be determined), and complete the relocation by August 31, 2012.

Upon relocation, Axcan will compare the retirement program available to you to determine what, if any, additional plan is needed to give a comparable benefit you have under the Company’s 401(k) plan.

The Company will also provide you a full relocation package to assist you with the movement of your household goods, and other relocation needs. General details regarding the relocation support are attached.

Additionally, if Axcan terminates your employment by reason of a Change of Control (as such term is defined in the Management Equity Incentive Plan, a copy of which will be provided, within twelve (12) months following the Change of Control and does not offer you a comparable position, or if you resign your employment for Good Reason (as such term is defined in the Management Equity Incentive Plan), you shall be offered, in return for your execution of a general release, a lump sum severance payment equivalent to twelve (12) months of your base salary and target annual bonus, as of the date of termination.

Both during the course of your employment with us, as well as after, you will undertake to keep confidential all information or trade secrets relating to our organization except where required in the normal course of business during the course of your employment; or as required by applicable law. Your signing appropriate confidentiality, intellectual property, non-solicitation and non-competition agreements is a condition of your employment, in accordance with Company policies.

You agree that this letter contains your sole and entire agreement regarding the subject matter herein, and supersedes any and all prior agreements and understandings between you and the Company, including agreements between you and Eurand as well as statements and representations of the parties, including, but not limited to, any employment or other agreement regarding your compensation or terms of employment entered into prior to the effective date. For the avoidance of doubt, the parties acknowledge that the foregoing sentence shall: (i) apply to the Retention Plan Agreement between the parties dated September 20, 2010, the First Amendment to the Retention Plan Agreement dated November 28, 2010 and the Executive Change in Control Agreement between the parties dated June 1, 2010 and (ii) not be applicable prior to the effective date. Notwithstanding the foregoing, any Proprietary Information and Inventions Agreement (or similar agreement), or indemnification Agreement, that you have previously executed shall remain in full force and effect.

If you require further clarification regarding your employment package and the terms thereof, please do not hesitate to contact me. If you agree to the terms and conditions in this letter, please sign in the space provided and return the third page of this letter to Rick Devleeschouwer via fax (908) 252-2026 or email to rdevleeschouwer@axcan.com. We would appreciate receiving a response to this offer by 5:00 p.m. ET on February 18, 2011, at which time this offer of employment expires.

Jean-Louis, please do not hesitate to contact me to discuss further. We are looking forward to having you as a member of our Senior Management Team.

Best regards,

/s/ Frank Verwiel
Frank Verwiel M.D
President and Chief Executive Officer

PLEASE READ CAREFULLY BEFORE SIGNING

I understand that this offer does not constitute a contract of employment, express or implied, guaranteeing employment for any specific duration. I acknowledge that my employment relationship with Axcan Pharma is on an at-will basis. Both Axcan Pharma and I may terminate my employment at any time, for any reason, with or without cause or prior notice. I further understand that Axcan Pharma reserves the unrestricted right to change or modify any available fringe benefits at any time without prior notice and that Axcan Pharma reserves the discretionary authority to interpret all provisions of employment and available fringe benefits.

I understand that by accepting this position with Axcan Pharma, I represent and confirm that I am not in breach of any agreement entered into with any other party including, without limitation, any agreement relating to confidentiality of information, property, of information, Intellectual property, non-competition, non-solicit or other restrictive covenants.

I understand that no supervisor, manager, or representative of Axcan Pharma other than the President and Chief Executive Officer has the authority to enter into any agreement with me for employment for any specified period or to make any promises or commitments contrary to the foregoing Agreement. Further, I acknowledge that any such employment agreement shall not be enforceable unless it is in writing.

By signing this letter, I agree that Axcan Pharma has made no promises other than those outlined in this letter.

ACCEPTED

/s/ Jean-Louis Anspach
Jean-Louis Anspach

02-18-2011
Date

EXHIBIT A

RELOCATION

As a result of the relocation of you and your family to Europe, Axcan will provide the following support:

1.	A one time relocation allowance equivalent to two months base salary net of taxes, payable following relocation. All costs of a physical relocation firm to assist you and your family with the choice of which neighborhood to live in.

2.	Temporary living assistance for an initial period of 60 days for all reasonable expenses for meals, lodging, laundry, auto rental and associated expenses incurred by you in your new location, prior to moving into a permanent residence.

3.	Home Marketing Assistance (HMA): As part of the relocation package, HMA provides assistance to you for the marketing and sale of your home. A Relocation Consultant assigned by Axcan will provide expertise to you to market your Property with local real estate assistance which includes counseling on establishing a list price, marketing strategies, contract negotiations and assistance in closing the sale of the Property.

As part of the HMA, upon receipt of proper documentation, Axcan will reimburse the following expenses actually incurred by the employee in connection with the sale of a current home:

•	Reasonable attorneys’ fees

•	Federal, state, and local transfer taxes

•	Search fees and/or title insurance where local custom dictates

•	Brokerage commission of a licensed real estate broker, maximum of 6%

•	Mortgage prepayment penalties

•	Notary and acknowledgement fees, tax certificate, recording fees and survey costs

•	One appraisal, and

•	Other settlement costs approved in advance by the Company.

4.	Home Finding

All actual, reasonable expenses incurred for two home finding trips between the old and new location will be reimbursed. Reimbursable expenses will include transportation (economy airfare), lodging and meals for the employee, spouse, and dependent children. Reimbursement will be limited to a maximum of three days per trip, exclusive of travel time.

5.	Moving of Household Goods and Personal Effects

The Company will pay the costs of moving household effects, including pets and one car from the old principal residence to the new principal residence. This includes expenses covered by the Company for moving household goods including packing, moving, unpacking, and insurance coverage for moving the household goods and personal effects of the employee from the old residence to the new residence. A moving company selected by the Human Resources Department will handle the movement of household goods. You should not contact any moving companies; solicit estimates or make moving arrangements. Necessary and reasonable costs to be provided for the storage of items at the point of destination for a maximum of three months.

6.	Necessary and reasonable closing costs in buying a home at the new location as outlined below.

•	Reasonable attorneys’ fees

•	Mortgage lender service fees, including origination fees and loan assumption fees

•	Mortgage application fees

•	Title insurance fees

•	Appraisal fees

•	Mortgage tax

•	Real Estate transfer tax

•	Recording fees, deeds and mortgage, etc.

•	Survey expenses, if required by lender

•	Termite and structural inspection fees, if required by lender

•	Credit report expense, if required by lender

•	Notary fees

•	Document preparation

7.	Housing Allowance: Axcan will provide housing assistance of 24,000 Euros net of taxes annually for four years from the date of relocation. You must provide the Company with a copy of the lease or mortgage agreement to receive payment of the housing allowance.

8.	Education:Allowance: Axcan will assist with tuition reimbursement for school-age children through grade 12 for four years from the date of relocation.

9.	Travel: Axcan will reimburse economy air travel for one round trip each year for four years from the date of relocation for employee and immediate family from Europe to the United States (Georgia or New Jersey).

10.	Tax Preparation assistance for four years following the relocation not to exceed USD $5,000 per year.

11.	All relocation expenses must be approved by the Human Resources Department and submitted on an expense report separate from business expenses.